EXHIBIT (b)(10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of Farmers Annuity Separate Account A of our report dated April 30, 2019 relating to the statutory financial statements and supplemental schedules of Farmers New World Life Insurance Company (prepared in conformity with accounting practices prescribed or permitted by the Washington State Office of the Insurance Commissioner), which appears in this Registration Statement.

We also consent to the use in this Registration Statement on Form N-4 of Farmers Annuity Separate Account A of our report dated April 30, 2019 relating to the financial statements of the subaccounts listed in such report of Farmers Annuity Separate Account A, which appears in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 30, 2019

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